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                                   LETTER AGREEMENT

                                                              September 10, 1997


SCPG Holdings Pte. Ltd.
c/o GSIC Realty Corporation
255 Shoreline Drive
Suite 600
Redwood City, California 94065


    Re: Expression of Interest to purchase shares of Class B Common Stock of Security Capital Incorporated by SCPG Holdings Pte. Ltd.

    This letter (the "Agreement") will confirm our agreement as to the terms upon which SCPG Holdings Pte. Ltd. or any of its affiliates ("SCPG") has expressed an interest to purchase shares of Class B Common Stock, par value $.01 per share ("Class B Shares") of Security Capital Group Incorporated ("Security Capital") as part of the initial public offering of Class B Shares of Security Capital (the "Offering").

1.  EXPRESSION OF INTEREST

    We understand that SCPG has expressed its interest in purchasing $100 million of Class B Shares in the Offering assuming that (i) Security Capital sells its Class B Shares in the Offering at a price to the public of between $25 and $28 per Class B Share, (ii) the total size of the Offering equals or exceeds $400 million and (iii) the pricing of the Offering occurs on or before September 18, 1997. If SCPG elects to purchase such Class B Shares, and does so purchase, the price per Class B Share to be paid by SCPG will be at the price per Class B Share to the public in the Offering, net of the same percentage investment banking fee paid to the underwriters in the Offering, and payment for such Class B Shares shall be made at the same time, on the same terms and by the same method as other investors in the Offering. In exchange for being permitted to purchase the Class B Shares at such price, SCPG agrees that it will not sell, transfer, pledge, assign, hypothecate or otherwise dispose of any of the Class B Shares it elects to purchase in the Offering and any Class
B Shares it purchases subsequent to the Offering until, subject to the terms of the Registration Rights Agreement attached hereto as Annex A, 210 days after the closing of the Offering without the prior written consent of Security Capital (the "Lock-up Period").

2.  REGISTRATION RIGHTS

    Although, as of the date of this Agreement, Security Capital does not believe, based on the facts and circumstances available to it, that SCPG is, or should be deemed to be, an

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Security Capital Group Incorporated
September 10, 1997
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affiliate of Security Capital, Security Capital agrees to register for resale the Class B Shares owned by SCPG in accordance with the terms of the Registration Rights Agreement attached hereto as Annex A.

3.  LEGENDS ON CERTIFICATES

    Except for a legend to reflect the existence of the Lock-up Period (which shall be promptly removed after expiration of the Lock-up Period), any Class B Shares purchased by SCPG in the Offering will not contain any special restrictive transfer legends nor will Security Capital give any "stop order" instructions to the transfer agent in connection with such Class B Shares. SCPG acknowledges that all Class B Shares will contain legends reflecting the existence of the Preferred Share Purchase Rights and the share ownership limits contained in Security Capital's Charter.

4.  SALES ASSISTANCE

    In the event that SCPG decides to sell any Class B Shares it elects to acquire in the Offering and any Class B Shares it purchases subsequent to the Offering after the expiration of the Lock-up Period, at SCPG's request, Security Capital will make available Security Capital Markets Group Incorporated ("Capital Markets Group") to assist SCPG in any such sale. Such assistance will be available on customary terms and arrangements subject to agreement of the parties.

    SCPG acknowledges that Capital Markets Group is a restricted broker-dealer and member of the National Association of Securities Dealers, Inc. that, among other restrictions, cannot hold securities or funds for customers' accounts and cannot participate in a firm underwritten offering.

    Upon request of SCPG, Security Capital will make all appropriate information available at such locations to be mutually agreed upon and, if necessary in the reasonable judgment of SCPG, will make its executive officers available at Security Capital's principal executive offices at times to be mutually agreed upon to discuss the affairs of Security Capital with SCPG and any potential purchasers of the Class B Shares owned by SCPG.

5.  INDEMNIFICATION

    In the event of third-party claims made against SCPG in connection with the
Offering:

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Security Capital Group Incorporated
September 10, 1997
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    (1)  INDEMNITY BY SECURITY CAPITAL.  Without limitation of any other indemnity provided to SCPG, to the extent permitted by law, Security Capital will indemnify and hold harmless SCPG, its affiliates, officers, directors, employees, agents and partners of SCPG, and each person, if any, who controls SCPG (within the meaning of the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act)), against any losses, claims, damages, liabilities and expenses (joint or several) to which they may become subject as a result of any actions, suits, proceedings or claims brought by a third party, as and when incurred, insofar as such actions, suits, proceedings or claims arise out of or are based upon any of the following statements, omissions or violations (collectively, a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in a registration statement (including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto); (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; or (iii) any other violation or alleged violation by Security Capital of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law, and Security Capital will reimburse SCPG and each such affiliate, officer, director, employee, agent, partner or controlling person for any reasonable legal or other expenses incurred by them in connection with investigating or defending any such loss, claim, damage, liability, expense or action; PROVIDED, HOWEVER, that Security Capital shall not be liable to SCPG in any such case for any such loss, claim, damage, liability, expense or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by SCPG or any officer, director, partner or controlling person thereof.

    (2) INDEMNITY BY SCPG. SCPG will furnish to Security Capital in writing such information and affidavits as Security Capital reasonably requests for use in connection with the registration statement or prospectus used in the Offering relating to SCPG and, to the extent permitted by law, will indemnify Security Capital, its directors, officers, employees and agents and each person who controls Security Capital (within the meaning of the Securities Act or Exchange
Act) against any losses, claims, damages, liabilities and expenses resulting from any Violation, but only to the extent that such Violation occurs solely in reliance upon and in conformity with any information or affidavit so furnished in writing by SCPG; PROVIDED that the obligation to indemnify will be several and not joint and several with any other person and will be limited to the amount of the investment by SCPG in the Offering.

    (3) NOTICE; RIGHT TO DEFEND. Promptly after receipt by an indemnified party under this Section 5 of notice of the commencement of any action (including any governmental

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Security Capital Group Incorporated
September 10, 1997
Page 4


action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 5, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, if the indemnifying party agrees in writing that it will be responsible for any costs, expenses, judgments, damages and losses incurred by the indemnified party with respect to such claim, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; PROVIDED, HOWEVER, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if the indemnified party reasonably believes that representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding, PROVIDED that the indemnifying party shall not be responsible for the fees and expenses of more than one counsel for the indemnified parties; PROVIDED, FURTHER, that the indemnifying party shall not, without the written consent of the indemnified party, settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action in respect to which indemnification or contribution may be sought hereunder, unless such settlement, compromise or consent includes an unconditional release of such indemnified person from all liability on claims that are the subject matter of the proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 5 only if and to the extent that such failure is prejudicial to its ability to defend such action, and the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party other than under this
Section 5.

    (4) CONTRIBUTION. If the indemnification provided for in this Section 5 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue statement or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and

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Security Capital Group Incorporated
September 10, 1997
Page 5


opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, the amount SCPG shall be obligated to contribute pursuant to this
Section 5 shall be limited to the amount of the investment by SCPG in the Offering (less the aggregate amount of any damages which SCPG has otherwise been required to pay in respect of such loss, claim, damage, liability or expense or any substantially similar loss, claim, damage, liability or expense arising from such Violation).

    (5) SURVIVAL OF INDEMNITY AND CONTRIBUTION. The indemnification and contribution provided by this Section 5 shall be a continuing right to indemnification and contribution and shall survive the registration and sale of any securities by any person entitled to indemnification and contribution hereunder and the expiration or termination of this Agreement.

6.  AMENDMENT

    This Agreement may not be amended except by a written instrument signed by all of the parties hereto.

7.  MISCELLANEOUS

    This Agreement constitutes the entire agreement among the parties pertaining to the purchase of Class B Shares by SCPG in the Offering.

    This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties.

    This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without regard to the principles of conflicts of law.

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Security Capital Group Incorporated
September 10, 1997
Page 6


    If this Agreement is satisfactory to you, please sign in the appropriate place below.

                                  SECURITY CAPITAL GROUP INCORPORATED



                                  By: /s/ C. Ronald Blankenship
                                     -------------------------------------
                                     Name:
                                     Title:


Agreed to and acknowledged
as of the date set forth above:

SCPG HOLDINGS PTE. LTD.



By: /s/ Guy F. Tcheau
   ---------------------------
   Name: GUY F. TCHEAU
   Title:     REGIONAL MANAGER



By: /s/ S. Bradford Child
   ---------------------------
   Name: S. Bradford Child
   Title: Senior Investment Manager